Exhibit 9 (ii) under Form N-1A
                                    Exhibit 10 under Item 601/Reg. S-K


                                 Amendment #1 to
                                Fees and Expenses
                                       for
                            Shareholder Recordkeeping
                                 pursuant to the
            Agreement for Fund Accounting, Shareholder Recordkeeping
                                       and
                          Custody Services Procurement

I. Annual Maintenance Charge


Base Fee*
         Annual fee per fund                                                    $24,000
         Annual fee per each additional class                                           $18,000

Account Fee* Annual account charge ( includes system access and funds control and reconcilement)

      Daily dividend fund                                                       $16.00
      Non-daily dividend fund                                                           $10.00
      Contingent deferred sales charge ( Additional Charge)
      (Non-daily dividend funds only)                                                   $  5.00


Other Account Fees* Services or features not covered above.

      Account Activity Processing ( includes account
      establishment, transaction and maintenance processing)                    $  3.50
      Account Servicing ( includes shareholder servicing and
      correspondence)                                                           $  4.50


*All fees are annualized and will be prorated on a monthly basis for billing purposes. Out of pocket expenses are not covered by these fees.

II.  Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to: postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the fund. Postage for mass mailings is due seven days in advance of the mailing date.

III. Term of Schedule

The parties agree that this fee schedule shall be effective as of February 13, 1997 and will remain in effect until it is revised in a writing signed by both parties.



FEDERATED SHAREHOLDER                                THE STAR FUNDS
SERVICES COMPANY


By:  /s/ David G. Rainville                     By:  /s/ William H. Zimmer, III
Name:    David G. Rainville                     Name:    William H. Zimmer, III
Title:   Senior Vice President                  Title:   Trustee